Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE APPOINTS KIRSTEN WOLBERG TO BOARD OF DIRECTORS

NEWARK, Del., Dec. 1, 2016 – Sallie Mae (NASDAQ: SLM), the nation’s saving, planning, and paying for college company, today announced the appointment of Kirsten O. Wolberg to its board of directors, effective immediately. Ms. Wolberg has also been appointed to the board of directors of Sallie Mae Bank, Sallie Mae’s Utah industrial bank subsidiary.

Ms. Wolberg currently serves as vice president of talent at PayPal, a global technology platform and payments leader, directing global talent acquisition, performance, and global learning groups. Ms. Wolberg also played an instrumental role in the separation of eBay Inc. and PayPal into two independent companies and was responsible for the chief operating functions for PayPal Technology. She brings more than 20 years of experience in technology management, strategy, product, finance, and operations.

Prior to joining PayPal, Ms. Wolberg served as chief information officer for Salesforce.com, developing industry-leading cloud operations. She also held several roles at Charles Schwab, including vice president of corporate technology and vice president of planning and administration. In addition, Ms. Wolberg served as vice president of product development and operations at InnoVentry.

“Ms. Wolberg is a welcome addition to our board of directors, bringing significant experience and expertise in technology and innovation,” said Raymond J. Quinlan, chairman and CEO, Sallie Mae. “Her vast knowledge and keen insight will be integral to our mission of developing best-in-class technology and services for customers as we grow our portfolio of consumer-banking products.”

Ms. Wolberg currently serves on the board of YearUp and holds a leadership role with The Leukemia and Lymphoma Society. She previously served on the board of Silicon Graphics International Corp. (SGI). She was recently named one of Computerworld’s 2016 Premier 100 Technology Leaders and was previously recognized as one of the Most Influential Women in Business in the Bay Area by the San Francisco Business Times. Ms. Wolberg holds a Bachelor of Science degree in Finance from the University of Southern California and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

For more information, visit www.SallieMae.com.

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:	Rick Castellano, 302-451-2541, rick.castellano@salliemae.com

Investors:	Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com

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